Exhibit 3(i).1

AMENDMENT TO CERTIFICATE OF DESIGNATIONS

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Amendment to

Certificate of Designation

After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 – After Issuance of Class or Series)

1. Name of corporation: GLOBAL EPOINT, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: SERIES C CONVERTIBLE PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

SECTIONS 1 AND 9(b) OF THE CERTIFICATE OF DESIGNATIONS OF THE SERIES C CONVERTIBLE PREFERRED STOCK, FILED ON 6/8/05, ARE BEING AMENDED AS SHOWN ON ATTACHMENT “A” HERETO.

5. Effective date of filing (optional): ___________________________________________________________________

                                                                                              (must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): /s/ Toresa Lou

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.1955 After Issue 2003
Revised on: 03/29/05

EXHIBIT “A” TO THE

AMENDMENT TO CERTIFICATE OF DESIGNATION

AFTER ISSUANCE OF CLASS OR SERIES

FOR THE SERIES C CONVERTIBLE PREFERRED STOCK

OF GLOBAL EPOINT, INC.

The following sections of the Certificate of Designations for the Series C Preferred Stock are being amended as follows:

Section 1 shall be amended and restated in its entirety to read as follows:

“Section 1 Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated shall be 1,300,000. Each share of Series C Preferred Stock shall have no par value and a stated value equal to $2.80 (the “Stated Value”).”

Section 9(b) shall be amended by adding a new subsection (vi) as follows:

“(vi) In the event that the Corporation elects to pay the Mandatory Redemption Price in shares of Common Stock, at the option of any Holder, any Series C Preferred Stock held by such Holder may be converted into Common Stock based on the Conversion Price then in effect for the Series C Preferred Stock at any time during the period from the date of the Mandatory Redemption Notice through and including the Business Day immediately preceding the Mandatory Redemption Date (the “Conversion Period”), by following the procedures set forth in Section 7(a) above. Any such conversion during the Conversion Period shall reduce on the Mandatory Redemption Date at the end of such Conversion Period the amount of Series C Preferred Stock being redeemed on such Mandatory Redemption Date and the amount of the Mandatory Redemption Price payable on such Mandatory Redemption Date by the amount being converted by the Holder. However, if during any Conversion Period a Holder converts shares of Series C Preferred Stock in excess of the then-current Mandatory Redemption Price, the Mandatory Redemption Price payable with respect to any subsequent Conversion Period will not be reduced.”

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